Exhibit 99.1

Zipcar, Inc.		Acquisition of Zipcar, Inc by
	ZIP	Avis Budget Group, Inc Call	Jan. 2, 2013
Company ▲	Ticker ▲	Event Type ▲	Date ▲

MANAGEMENT DISCUSSION SECTION

Operator: Ladies and gentlemen, welcome to today’s conference. At this time, all participants are in a listen-only mode. This call is being recorded and the floor will be open for your questions following the presentation. I would like to turn the call over to Mr. Neal Goldner, Vice President of Investor Relations at Avis Budget. Please go ahead, sir.

Neal H. Goldner, Vice President-Investor Relations

Thank you, Tanya, and good morning and Happy New Year everyone. Welcome to the conference call to discuss Avis Budget Group’s acquisition of Zipcar, which was announced earlier this morning. Joining us on the call this morning are Ron Nelson, Chairman and Chief Executive Officer of Avis Budget Group, David Wyshner, Senior Executive Vice President and Chief Financial Officer of Avis Budget Group, and Scott Griffith Zipcar’s Chairman and Chief Executive Officer.

We will using a slide presentation during today’s call. The presentation is available in the Investor Relation section on our website at avisbudgetgroup.com as well as Zipcar’s website at ir.zipcar.com.

Before we begin our call today, I would like to remind you that statements made during this call discussing outlooks or projections for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Such statements are based on current expectations and the current economic environment and are inherently subject to economic, competitive and other uncertainties and contingencies beyond the control of management.

You should be cautioned that these statements are not guarantees of future performance. Actual results may differ materially from those expressed or implied in the forward-looking statements. For more information, please review the Safe Harbor language found in our presentation on slide two and in our press release issued earlier this morning. Also, if you did not receive with the copy of the press release, it is available on both companies websites.

Now, I would like to turn the call over to Avis Budget Group’s Chairman and Chief Executive Officer, Ron Nelson.

Ronald L. Nelson, Chairman, President, CEO & COO

Thanks, Neal, and good morning everyone. You know, there are few times in the lifecycle of the company when an opportunity comes around to change its long-term growth trajectory under a set of financially attractive circumstances, and when that happens you have to capitalize on the opportunity; that’s exactly what today’s announcement is all about. As we announced this morning, we’ve agreed to acquire Zipcar for $12.25 per share, we are approximately $500 million in total making Avis Budget Group the leading company and innovator in the rapidly growing car sharing industry.

As some of you may recall, I’ve been somewhat dismissive of car sharing in the past but what I’ve come to realize is that car sharing, particularly on the scale that Zipcar has achieved and will achieve is complementary to our traditional business – traditional car rental model. It substantially expands our addressable market by enabling us to capture new transport usage occasions, not well served by our traditional model. It enables us to serve new, younger, more wired consumers that our existing brands don’t always connect with. It drives significant marginal profitability, not achievable on a standalone basis, and finally it enables us to do all this on a global scale with the clear leader in this growing category. That’s why I’m so excited about this transaction combining with Zipcar will significantly increase our growth potential both in the United States and internationally, improve the profitability of Zipcar’s car-sharing operations by leveraging Avis Budget Group’s fleet and infrastructure, and position our company to better serve a wider range of consumer and commercial transportation needs.

At the same time, this transaction will enable Zipcar to create and implement new and even more flexible service offerings as well as help meet the need for vehicle availability during higher yielding periods of peak demand. Specifically, as a result of this combination, we’ll be able to add more cars for more Zipcar members in more parts of the world quicker and more profitably than could have occurred without this combination. Our leadership positions in Europe, the Middle East, and Asia will provide incremental growth opportunities for Zipcar, as we leverage our local expertise, scale and partnerships. And by utilizing our Avis Budget fleet and harnessing our expertise and scale in fleet purchasing, financing and maintenance, Zipcar’s pass to greater profitability will be much faster.

The future of personal mobility is taking shape now. Consumers increasingly access a variety of on-demand mobility options from their smart devices, and we in Zipcar share a common division of the significant global potential of this evolving paradigm. Zipcar’s market-leading, first-to-scale position has made the company’s brand synonymous with car-sharing. This transaction uniquely positions us to accelerate that growth and increase the company’s presence in high growth markets. And because Zipcar resonates with a different demographics in our existing business, a younger, more digitally savvy consumer, we’ll be able to leverage our respective expertise in ways not possible by either company alone.

I’m also really exciting about the substantial synergies we anticipate for this transaction. As I’ll discussed in a few moments, we expect to dramatically improve Zipcar’s cost structure, while capturing incremental revenue opportunities by using our fleet to meet more of the existing demand from Zipcar’s members.

For those of you who aren’t familiar with Zipcar, it operates the largest car-sharing network in the world with locations in United States, Canada and Europe using leading-edge proprietary technology. Zipcar has more than 750,000 members, or Zipsters, and its revenue has been growing at a compound annual rate approaching 30%. To put it substantially, the motivation for this acquisition is three-fold. We acquired a leading position in the rapidly growing car-sharing market; it brings best-in-class brand, technology and footprint and the synergies associated with the transaction are substantial. I’d like to talk about each of these three themes in more detail.

As I mentioned earlier, I truly believe car-sharing is complementary to our traditional car rental model. Car-sharing’s basic business proposition is that it provides transportation solutions for consumers who want access to vehicles on-demand at or near their homes without the cost and hassle of car ownership. These consumers are typically urban dwellers, tech savvy young consumers and college students and faculty members. Car-sharing locations are simply small parts of cars dispersed throughout cities or campuses without onsite staffing and the rentals are typically hourly to suit the members’ occasional needs.

Traditional car rental in contrast targets leisure and business travelers when they are away from home or car owners whose cars are temporarily unavailable in central hub location with service personnel often at the airport and rentals are by the day, the week, or the month. The point here is that these two products are related, but their operating models, the consumer needs they address and the consumers they attract are different enough to create a significantly expanded market for our services.

The global opportunity for car-sharing is large. According to published reports, the car-sharing market is projected to reach $10 billion over the next several years with approximately $3 billion coming from North America, another $3 billion from Europe, and $4 billion from Asia-Pacific. Given our global presence and our leadership positions in each of these regions, nobody is better positioned to capture the market opportunity than the combined Zipcar-Avis Budget Group.

Zipcar is the clear leader in the car-sharing market with the broadest footprint, largest number of members and the top technology solution, but there are still many locations in markets where Zipcar is not present. Clearly with Zipcar locations in 20 major metropolitan areas compared with Avis Budget’s presence in virtually all major cities in the United States, there is a significant opportunity for us to expand Zipcar’s footprint domestically. In fact, we are confident that our existing operations will make it economic for Zipcar to enter markets that they could not have entered on their own.

Similarly, with our existing presence in Europe, Australia and New Zealand, these markets will provide substantial future organic growth opportunities. And over the longer term, China remains the single largest untapped growth market for car rental and other mobility solutions. With Avis being the largest international brand in China, we will be uniquely positioned to capture the growing demand of Chinese travelers, whether it be through traditional car rental, car sharing, or more likely a combination of both.

Based on our diligence, we believe there are important self-sustaining components of Zipcar’s growth model. Zipcar benefits from extremely favorable word of mouth among its members, often expressed through social media, and uses unique customer-friendly digital interfaces and attracting and retaining new members.

The combination of Zipcar’s strong reputation, outstanding customer experience, user-friendly technology and effective marketing has helped the company increase its member base nearly 300% since 2008.

In addition, Zipcar is a natural complement to our existing brand strategy. Avis Budget and Zipcar have distinctly different brand positioning, resonate with different customer segments and have different usage occasions. The reason we expect all three rents to flourish under one umbrella though is that they share exactly the same core, allowing people to use the vehicles they don’t own, when they want, where they want and how they want. The long-term strategic benefits of the combination extend beyond the car-sharing market.

Even with the very compelling strategic rationale for bringing these two companies together, it’s the substantial synergies that really enables us transaction. We anticipate generating $50 million to $70 million of annual savings from this transaction. We think of the synergy opportunities in three principle components.

The first category basing cost synergies includes significantly lower fleet costs since Avis Budget Group can buy lower and sell more efficiently than the Zipcar; lower fleet financing costs; significantly savings and operations from oil changes and routing maintenance to auto glass and bodywork and reductions in G&A costs including the elimination of public company costs.

The second category shown on the far right of slide 15 anticipates increasing revenue from existing Zipsters by expanding Zipcar’s product offerings, increasing the number of downtown locations, offering airport opportunities and one-way usage to and from airport, expanding Zipcar’s base of business customers and partnerships by using Avis Budget’s well-established corporate and affinity relationships and growing Zipcar’s membership base by increasing their footprint in both existing and new geographies.

And the third category relates to fleet utilization benefits from the combined fleet. This is a significant savings and I want to walk you through the details. The fundamental and built-in inefficiency in both car rental and car sharing is unutilized cars held for peak demand periods. As you can see on slide 15, Zipcar’s utilization is quite low Monday to Friday but is extremely high on

Saturday and Sunday resulting in them excess fleet during the week and often not being able to capture all of the profitable demand from their membership base on weekends. Inversely, our utilization typically peaks during the key midweek commercial travel days and we have excess capacity on the weekends.

We are confident that these usage patterns present two opportunities. First, we can reduce the number of cars in Zipcar locations during the week without losing any significant revenues since these cars are unutilized now. And second, by utilizing Avis Budget’s excess weekend fleet inventory will be able to satisfy more of Zipcar’s existing but unmet weekend demand, which represents its most profitable revenue. Each of these represents more than $10 million profit opportunity and to be clear, they are in addition to the benefits of being able to purchase, maintain, finance, and dispose of Zipcar vehicles more efficiently.

We wanted to try and anticipate the question about the timing of realizing synergies. We expect synergies to ramp up to around $40 million run rate by the first anniversary of the acquisition and to realize the substantial majority of benefits of the transaction by the end of the second year. For modeling purposes, looking at the area under the curve on slide 16, we expect to generate $20 million of P&L benefits in the first 12 months of ownership and roughly $50 million in year two.

As many of you know, we have a strong track record of achieving our synergy targets. In fact, when we acquired Budget in 2002, we exceeded our synergy target by nearly $30 million or almost 40%. And more recently, we surpassed our Avis Europe Phase I synergy target by 50%. As a result, you can tell that we approached the initial identification of synergies with a careful eye.

I want to conclude by highlighting how this transaction really is fundamentally consistent with how we’ve been managing our business for some time now. From a growth perspective, this acquisition represents an opportunity to expand into adjacent markets that are going faster than traditional domestic car rental and that have the potential to be disproportionately profitable.

In terms of expanding our global footprint, Zipcar unlocked significant potential to introduce car sharing in additional North American locations as well as countless cites in Europe and Asia-Pacific, as well as the opportunity to rollout new mobility solutions.

Being customer-led service driven is a core focus of ours, we’re confident that we’ll cross-pollinate best practices from Avis Budget to Zipcar, and particularly, from Zipcar to Avis Budget.

And lastly, our focus on productivity cost savings and operational efficiency lies with the heart of what makes the combination with Zipcar financially attractive. Improved fleet utilization, operating cost savings and G&A reductions are all part of our integration plan. As a result, we’ve come to look at our move into car sharing as an important next step in our strategy of targeted disciplined profitable growth.

Before I hand this over to Scott, let me close with one important thought. It would be a mistake to think about Zipcar only in the context of car sharing. Scott and his management has created an extremely valuable asset and brand identity for Zipcar that resonates with the consumers of today and more importantly the consumers of tomorrow. We are thinking more broadly than car sharing in major cities and view this combination not only in the context to what it means for the next year or two, but has in the mobility platform for the global evolution of our business, whether it’s commercial or leisure, premium or value, airport or local market.

We’ve said many times there is a little obsolescence risk to our basic business of renting cars. But like all businesses, we will need to evolve with changing consumer lifestyles, and Zipcar represents one of the best opportunities to capitalize on that dynamic today.

With that, let me hand it over to Scott.

Scott Griffith, Chairman and Chief Executive Officer, Zipcar, Inc.

Thank you, Ron, and good morning everyone. Wow, what a way to start the year. I’d like to echo Ron’s enthusiasm about this exciting transaction, which we believe provides us the opportunity to create the leading personal mobility service for consumers and businesses around the world. This transaction delivers significant and immediate value for Zipcar shareholders and offers compelling future prospects for Zipcar as a well capitalized subsidiary of Avis Budget Group. And it comes at exactly the right moment.

This is a very dynamic time in mobility services. Major car rental operators, auto manufactures and a multitude of others are beginning to recognize these changing dynamics and expanding their investments in the mobility services space. At Zipcar, we’re always looking for ways to best position our company and our brand for the future and enhance our service for Zipsters.

Following expressions of interest from multiple parties, Zipcar’s board of directors, along with its independent financial advisers, considered a broad range of alternatives. The board unanimously determined that entering into this transaction with Avis Budget Group is the best option to maximize value for shareholders and continue to drive the business forward. We believe this business combination is in the best interest of our shareholders and places Zipcar in a position to accelerate our company and category growth, drive further enhancements to our current offering and value proposition, and improve our financial profile. Together with Avis Budget Group, we’ll drive our strategy forward more aggressively and efficiently than Zipcar could have on its own.

With this transaction, I believe the combined company enhances Zipcar’s pole position in the race to lead and innovate in the mobility services segment in major cities around the world. With Avis Budget’s strong balance sheet, global operations and fleet management expertise, alongside Zipcar’s strong culture and core values as well as our potential – excuse me – our powerful and unique brand, our technology and our vision for next-generation mobility services, the combined company will be well-positioned for continued success.

Furthermore to Avis Budget’s economies of scale. Zipcar will be positioned to dramatically reduce costs associated with buying, financing and maintaining vehicles, and we’ll be able to much more effectively remarket them upon disposal, which we believe will increase both our efficiency and our profitability. As a result, we will be able to aggressively invest in our people, our technology, and our category-leading brand to achieve our mission of enabling simple, efficient, and responsible transportation solutions on a global scale.

Avis Budget Group recognizes Zipcar’s unquestioned brand leadership and understanding of the segment and will continue to innovate and deliver for our Zipsters going forward. We believe this is a major step forward to reaching our goal of fundamentally revolutionizing personal mobility. With the resources and global reach that will result from this combination, we will be able to accelerate the completion of current and new initiatives as well as develop new growth strategies that are enabled by being part of the Avis Budget Group infrastructure. We’ll be able to add more cars and more services from more members in more parts of the world more quickly than we could have on our own, including the ability to offer more vehicles during peak demand times, we will retain our relentless focus on the Zipster experience, but now we will have far more resources and capabilities to deliver on our brand promise of wheels when you want them.

Avis Budget Group shares our vision of the future of mobility and are making a strategic decision to play a significant role in helping Zipcar shape that future. In short, we will continue to obsess about the member experience and we believe this combination will only improve our ability to deliver on our vision for the personal mobility space. This transaction is an important step in the revolution underway in the mobility sector. It represents the ultimate validation of the category we set out to create years ago. We’re pleased that Avis Budget Group recognizes Zipcar’s unique ability to lead this exciting industry forward as part of the Avis Budget family. We look forward to working closely with Ron and his team to facilitate a seamless transition for Zipsters, employees, and all of our stakeholders, upon the close of the transaction.

Before turning it back to Ron, I’d really like to recognize the team at Zipcar. Team, we should all acknowledge today for what it is. Today is recognition of all the work and efforts you put in over the past years. We have done something very, very you have done. We started with a bold vision and we consistently delivered its scale. In short, we’ve created a category-defining brand and we executed with great passion and focus. As a result, we create a significant first-mover advantage. I’d like to thank our entire team, each and every Zipcar employee, for your dedication and hard work. The world is your oyster with this deal and our future is even brighter. Well done, team.

With that, I’d like to turn the call over to David Wyshner, Avis Budget Group’s Chief Financial Officer.

David B. Wyshner, Chief Financial Officer & Senior Executive Vice President, Avis Budget Group

Thanks, Scott, and good morning. First of all, I want to echo Ron and Scott’s sentiments about the enthusiasm we have around this transaction. Combining Avis Budget’s strong position in the global car rental market, with Zipcar’s global leadership in car-sharing, is a nature strategic fit that is also financially compelling. I’m sure you have many questions about today’s announcement, so I’ll keep my comments brief. I do however want to spend a few moments on the transaction details.

As announced this morning, we are acquiring Zipcar for $12.25 per share. The price represents 49% premium to Zipcar’s closing price on Monday and a 32% discount to Zipcar’s April 2011 IPO price. The transaction is subject to the approval of Zipcar’s shareholders and other customary closing condition, and is expected to be completed this spring.

Shareholders representing approximately 32% of Zipcar’s outstanding common stock have already agreed to vote their shares in support of the transaction. We expect to fund the purchase price primarily with incremental core per debt borrowing as well as available cash. Post-closing, Zipcar will be a subsidiary of Avis Budget Group and will retain its Massachusetts headquarters. We expect that CEO, Scott Griffith and President and COO, Mark Norman will both remain with the company. Avis Budget will not be issuing any equity in connection with the transaction. Even with the deal being 100% financed with debt and available cash, the effect on our leverage ratio will be modest. Giving effect to the acquisition including the $50 million to $70 million of annual synergies we expect to achieve, our pro forma net leverage ratio increases by only around a quarter turn to 3.2 times, still near the low end of our targeted leverage range.

You can also calculate from the middle column on slide 25 that our trailing 12 months acquisition multiple including synergies is around 5.7 times. With the earnings growth that we expect from Zipcar, the creation multiple for the transaction should be less than five times. As we noted in this morning’s release, we are also reaffirming Avis Budget’s prior full-year 2012 revenue and earnings projections. North America demand has been robust since Hurricane Sandy, particularly in the Northeast and leisure pricing throughout the country has benefited from our pricing actions as well as tight industry fleet levels following the storm.

Used car market has also remained solid in this seasonally slow period and our international and truck rental segments have been performing as expected. We’ll have much more to say about this in February when we announce our fourth quarter results.

To summarize then, we’re very enthusiastic about this combination from both a strategic and a financial perspective. Zipcar is the clear global leader in the rapidly growing car sharing market,

with best in class technology, the most widely known brand and a membership base and footprint that no competitor comes close to. As a result, the acquisition of Zipcar makes us the leader in a business that is complementary to our traditional car rental operations, offering the potential for accelerated growth, substantial cost savings and attractive revenue synergies.

On a combined basis, our brand portfolio from A to Z will be second to none. As a company, we will be even better positioned to continue to growing profitable segments to provide an outstanding customer experience, to expand our global footprint and to realize operating efficiencies.

With that, Ron, Scott and I would be happy to take your questions.

QUESTION AND ANSWER SECTION

Operator: Thank you. At this time we are ready for the question-and-answer session. [Operator Instructions] Our first question, Adam Jonas with Morgan Stanley. You may ask your question.

<Q – Adam Jonas>: Hi. Happy New Year everybody and congratulations to both teams. First, Ron, how does the acquisition change your company’s view of cash return to shareholders; and as a follow-up, what are the upfront integrations costs that are expected for this transaction? Thank you.

<A – Ronald Nelson>: I don’t think that changes our priorities, Adam; I think that we’ve always targeted acquisition as part of our use of capital. I think generally we tend to see more in the franchisee area than we do in the – sorry, the external acquisitions. But I think particularly now with our leverage going up a quarter of a turn, we’re going to be more focused on using our free cash flow to get the – our debt ratio down and then following that share repurchase. But again I don’t want to say that we’ll eliminate tuck-in or franchise acquisitions because of the return on capital that we get from these deals is fairly attractive and they do add incrementally to our growth rate. So I would say no change. This is just an opportunity that was very substantial and changed the direction of our company and changed our brand portfolio, and one which we felt was in our shareholders’ best interest to pursue.

<A – David Wyshner>: And Happy New Year, Adam, this is David.

<Q – Adam Jonas>: Hi, Dave.

<A – David Wyshner>: With respect to the costs associated with the integration in achieving the synergies, we expect that they’re going to be relatively modest in this transaction relative to the amount of synergies that are available. The payback on cost will incur will be less than a one-year payback, so it should be very quick.

<Q – Adam Jonas>: So to be clear the integration cost should be less than one-year of the $50 million to $70 million range or less than the ramp of that range?

<A – David Wyshner>: Less than – significantly less than that range.

<Q – Adam Jonas>: Okay. Thank you very much for clarifying.

Operator: Our next question comes from Steve Kent with Goldman Sachs. You may ask your question.

<Q – Steve Kent>: Good morning. Ron, first on your side, can you just talk about rolling out the technology to the existing Avis fleet? I am not sure I – whether you addressed that specifically, although in the past you have noted that that was something that interested you . And then Scott, two things. First, it always felt like there were logistics issues rather than cars that were needed to expand into multiple markets, can you just comment on that? And can you also comment on – you noted in your color that there were other bidders. Were those within the industry? Were those financial? Were those insiders? If you can give us any color on that, that would be helpful.

<A – Ronald Nelson>: So let me take the first part of that and then Scott can answer the other questions. I think there are really two answers to your questions, Steve. I have always been a fan of the Zipcar technology and what it could accomplish from a mobility standpoint, and I continue to believe that. I think in terms of the execution of the Zipcar technology, obviously we’re going to have to equip some of the Avis Budget fleet with some of these. It’ll be part of the fictional fleet. I think that for its 5,000, 6,000, 7,000 cars that we need to satisfy the unmet demand, those are cars that can be multipurpose. They can work at the airport during the first part of the week and they can work in the local market fulfilling Zipcar demand towards the end of the week. So you should expect to see us install some of their technology in our cars. But with the fleet of nearly 500,000 vehicles, I think we’re not talking about a huge portion of our fleet having to be equipped to handle the sort of the unmet demand that Zip has.

<Q – Steve Kent>: But Ron, I mean this could be the start of something where you may want to lower know, right. I mean, I think that was always the interesting part of that – it would be helpful to managing the fleet broadly.

<A – Ronald Nelson>: Yeah, that’s what I said in terms of there being two answers to this question. The first part of it is, I’ve always been a fan of this technology in terms of increasing the mobility use of our fleet in total. As you know, we’ve been experimenting with the ideas, technology, and we’ve rolled it out to 25,000 cars; we’ve been pretty satisfied with the benefits that it’s delivered, but it’s not as point-to-point as the Zipcar technology is. Its – so we’re excited about the prospect of being able to use their technology to achieve a broader mobility platform for our business.

Scott, you want to handle the latter two questions?

<A – Scott Griffith>: Yeah, Sure, Ron. So Steve, I think your question related to how much is – what’s the balance of logistics versus more cars when we drive expansion, I think it’s both, but I think this transaction actually helps us probably on both fronts there. If you think about the geographic infrastructure that we put in place and that already exists in place for Avis Budget Group, that alone can I think help us into brand new geographies, the ability to sort it leveraged the comments Ron gave around complementary peak periods where we need more cars on weekends and versus the weekday peaks that Avis Budget Group sees, that would give us I think higher confidence that we could reach both growth and profitability targets more quickly than we have on our own in the past as we enter some of these new markets.

So I think it’s – I wouldn’t say it’s an year of war in logistics or cars, I think this transaction helps us on both fronts and so we’re excited from all those fronts. Then your other question was about the process and other bidders. As I said in my comments, we ran a robust process, we looked at a bunch of options. More of those details will come out on the proxy and I’m not going to give further comments today on the process other than the proxies coming and refer you to that.

<Q – Steve Kent>: Okay. Thank you.

<A>: Sure.

Operator: Our next question, Chris Agnew with MKM Partners. You may ask your question.

<Q – Christopher Agnew>: Thank you very much. Good morning and Happy New Year. First of all with respect to the synergies, have you factored in any risks from competitive pressures on membership fees as your nearest competition ramps and has it lower or no membership fees? And then secondly, how quickly do you plan to move in Europe and Asia? Is that, are we going to see expansion in 2013 or is that more of a 2014, 2015 story?

<A – Ronald Nelson>: Hi, good morning Chris, and Happy New Year. With respect to the synergies, the numbers there don’t assume a particular change in membership revenue as a percentage of the overall mix or with respect to the fees that are charged. We did look very carefully at the membership model and the fee elements of it and we came away with a fair amount of comfort with that. At the current time we’ll continue to look at that, but the synergies here are really driven by opportunities as we went through on the cost side with respect to fleet utilization which ends up being a significantly larger number than we thought when we first started the process. And then on the revenue side, particularly the ability to grow both membership and to grow usage over time. I think our expansion is, depending on the timing of closing our – our expansion in 2013 is more likely to be concentrated in North America, but we’re going to work with Scott and Mark to look at opportunities in Europe aggressively as well.

<Q – Christopher Agnew>: Thanks. And if I could, just one quick follow up, year one synergy targets, is that a 12-month target or is that a calendar year?

<A>: It’s a 12-month target beginning on – beginning the day the acquisition closes.

<Q – Christopher Agnew>: Thank you.

Operator: Our next question, John Healy with Northcoast Research. You may ask your question.

<Q – John Healy>: Hi, good morning. Happy New Year, guys. Couple of questions on the logistics and operation strategy going forward. Ron, I know you have a decent size investment in some car sharing technology. Just curious to know if you are going to keep utilizing that technology and working with that vendor. And additionally when you talked about the fleet optimization strategy referring to the weekday and the weekend, one of the things I was a little confused with is, is how do you deal with the logistics of parking and is there a different way to go about the strategy of managing the fleet to take advantage of that opportunity to bring cars from the airport to the local market on the weekend, and do you have to put some upfront costs for additional parking or are there different ways to operate the business?

<A – Ronald Nelson>: With respect to your first question, I mean, we don’t think the acquisition of Zipcar is going to impact our existing agreement with I.D. Systems. It’s actually delivering benefits independent of the traditional car-sharing model. As we have spoke about many times, it reads gas, reads mileage and provides sort of a seamless experience for somebody in an unattended fashion, and the gas collection, the improved gas collection load is paying for the I.D. Systems’ device. So, I don’t think that there are mutually exclusive and they both will deliver big benefits to us.

Managing the logistics is what we do for living, John. We manage a fleet of, in the U.S., 360,000 cars in over 2,000 locations on a daily basis where prices change on an hourly basis, and we move cars in and out of cities from local markets to airports to different regions. And so we’re not terribly concerned about managing the logistics of moving cars. And I think we have some ideas on how to optimize the use of parking spaces and how to get more utility out of the ones that are there and how to get more. So we look forward to talking to Scott and Mark about this, and I think we’re – I mean we thought carefully about the logistics when we through this, but I don’t think we’re terribly concerned about it.

<Q – John Healy>: Great. And then just a follow-up question, David. I mean is there a way to think about how much cash you’ll use from your own balance sheet and maybe how much you may think to look in terms of the financing market, maybe how we should think about the split between that?

<A>: Sure. I think our expectation is that the substantial majority of the purchase price will be through incremental corporate debt borrowings, and less – and only a small portion probably through the use of available cash.

<Q – John Healy>: Okay. Perfect. Thanks.

Operator: Our next question, Paul Coster with JPMorgan. You may ask your question.

<Q – Paul Coster>: Yes. Thanks. Most of my questions have been answered. The only question I’ve got is can you talk a little bit about the approval process from regulators, in particular, in the United Kingdom which I believe when Zipcar acquired Streetcar was little slow in granting approval. Thank you.

<A>: Well, in the U.S., we’ll have to file HSR. We expect to do that as soon as practical and we certainly don’t foresee any problems. But that’s for the regulators to judge. As you know, in the UK, it’s a discretion – your discretion as to whether you file, we do believe that we’re going to file. Again, we don’t think there is any issues. The UK is not our biggest international market, unfortunately, and we don’t certainly see any overlap between – We’re not in the car-sharing business in the UK and we don’t see any overlap in the basic airport business that we have in the car-sharing business that Zipcar has with the Streetcar in the UK.

<Q – Paul Coster>: Thank you.

Operator: Our next question, Brian Johnson with Barclays. You may ask your question.

<Q – Daniel Levy>: Hi. Good morning. This is Dan Levy actually filling in for Brian. Thank you for taking the call, and Happy New Year. Just a couple of questions here, I know in the mid-term, you’ve outlined a strategy to create a fully integrated system, which combines revenue management, forecasting, pricing, fleet management, et cetera. How does the acquisition affect roll-out of that strategy? Does it accelerate it or is it extended?

<A>: Good morning, Dan. The acquisition in short really has no effect on the game plan for rolling out our demand fleet pricing integrated technology. That project continues to move forward. We think it will provide significant benefits. The game plan for that is really on the Avis Budget side. Longer term, I imagine it will have some applicability or could have some applicability to Zipcar as well, but it’s not one of the synergies we’ve baked in.

<Q – Daniel Levy>: Okay, great. And just one follow-up, with regard to Europe, I realize that most of the synergies are North America focused, but I guess once again mid-term as you roll out your Phase 2 and Phase 3 synergies from the Avis Europe acquisition, do you see the transaction affecting those, whether that would accelerate that by any means or...?

<A>: I think, clearly we’ll look for some of the same opportunities in Europe that we see in North America and in particular if we can find a way to have Avis Budget cars that are idle, are in the weekend be available to meet unfulfilled Zipcar demand on the weekends that that will be a win-win for everyone involved. And I think that’s one of the areas we’ll look at. Zipcar obviously has been expanding into some additional markets in Europe, Spain, and Austria in particular and those continued expansion opportunities I think will be helped significantly by our infrastructure.

Ron made the point that we can – that we believe Zipcar will be able to expand into geographies that it would have been harder or uneconomic for them to go into on a standalone basis by leveraging our infrastructure. And I think that will definitely be the case in Europe as well.

<Q – Daniel Levy>: Okay, great.

<A>: Just clarifying that last point, in none of the synergies, not a lot of them, but none of the synergies that we’re expecting from this acquisition are expected to come from any European roll out. These are all North American in origin and so anything that we would do in Europe or in Australia or New Zealand where car sharing is an active market would be incremental. And conversely, the $75 million to $100 million of synergies that we’ve targeted for Avis Europe, anything that we got have to – Zipcar would provide would be incremental to those as well. So I want to be clear that – so that everyone understands what the origin and source of the synergies are.

<Q – Daniel Levy>: Okay, great. Thank you.

Operator: Our next question, Kerry Rice with Needham & Company. You may ask your question.

<Q – Kerry Rice>: Thanks. Most of my questions have been answered. So may be one for Scott, just housekeeping. When is the expected vote for the Zipcar’s shareholders to take place? Or is that going to kind of come in at over a specific time period?

<A>: It hasn’t been scheduled yet. The process will go forward once we file the proxy, and then we’ll schedule the timing of the shareholders meeting once we have that timeline in place. So, no vote has been scheduled yet.

<Q – Kerry Rice>: And?

<A>: And obviously we’re going to schedule as soon as practical. I think both companies are very excited about the synergies which we’ve been talking about, and the ability to deliver more customer value to customer, and so we’d like to get on with it as fast as we can.

<Q – Kerry Rice>: Okay. Thank you very much.

Operator: Our final question comes from Michael Millman with Millman Research & Associates. You may ask your question.

<Q – Michael Millman>: Thank you. I guess I was on the opinion that the company would find very useful expanding their leisure business at airports, and so I was wondering if this still leaves open that possibility. And secondly, at least recently a thought was or maybe my thought was that the bulk of earnings from Zipcar came from New York on weekends, could you discuss or give some color on both of those?

<A>: At least with our first question, one of the comments that I made, Mike, was that I don’t think you should view this acquisition is being defined as car-sharing. What this is is a very important and valuable brand that I think has a bookability across the entire car rental spectrum. And so I wouldn’t limit my thinking to it as just the car sharing context in major cities.

In terms of your second question, we’re not going to get into buy market profitability, this is an operation which is growing very quickly and it’s going to be significantly more profitable with the synergies that we’re going to able to deliver on the fleet side. And so I think on a consolidated basis, that’s probably the way we’ll talk about it.

Operator: For closing remarks, the call is being turned back over to Mr. Ronald Nelson. Please go head, sir.

Ronald L. Nelson, Chairman, President, CEO & COO

Thank you. I hope you share our enthusiasm about this transaction. The combination of Avis Budget Group and Zipcar offers rapid growth potential on a scalable opportunity and does so on a financially attractive way and is completely consistent with our strategy to expand into faster growing more profitable segments of the vehicle rental industry. Our next earnings call is scheduled for mid-February after which we plan on being out speaking with many of you about this transaction or 2013 outlook and our enthusiasm for our business longer term. Thanks for joining the call this morning.

Operator: This concludes today’s conference call. You may disconnect at this time.

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